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                                                                     Exhibit 4.4


             THIRD ADDENDUM to the SECOND RESTATED RIGHTS AGREEMENT

This Third Addendum ("Third Addendum") to the Second Restated Rights Agreement dated September 22, 1999 executed by and between NetRatings, Inc., a Delaware corporation (the "Company"), and the Investors, as defined within said agreement (the "Agreement"), as amended in the First Addendum to the Second Restated Rights Agreement dated as of September 22, 1999 (the "First Addendum") and in the Second Addendum to the Second Restated Rights Agreement dated as of May 6, 2002 (the "Second Addendum," and, with the First Addendum, the "Prior Addendums") is made effective as of August 5, 2002 (the "Amendment Effective Date").

Whereas the Company is entering in that certain Stock Purchase Agreement effective as of the Amendment Effective Date (the "Stock Purchase Agreement"), whereby the Company shall acquire a majority interest in, and thereafter commence a tender offer to purchase all of the outstanding capital stock of, NetValue, S.A., a French corporation ("NetValue");

Whereas as a condition of the Stock Purchase Agreement, shareholders of NetValue are to be granted certain rights requiring the Company to register shares of the Company's Common Stock issued to the shareholders of NetValue on a registration statement to be filed with the United States Securities and Exchange Commission under a registration rights agreement by and among the Company and certain shareholders of NetValue effective as the Amendment Effective Date and in substantially the form as attached hereto as Exhibit A (the "Registration Rights Agreement");

Whereas Nielsen Media Research, Inc., a Delaware corporation, and ACNielsen, Inc., a Delaware corporation, collectively are holders of a majority of the outstanding shares of Registrable Securities;

Whereas, Section 3.7 of the Agreement permits any provision of the Agreement to be amended with the written consent of the holders of at least a majority of the outstanding shares of Registrable Securities; and

Whereas the parties desire to amend Section 1.8 of the Agreement.

     NOW, THEREFORE, in consideration of the mutual understandings and promises set forth above and below in this Third Addendum, the Company and the Investors hereby amend the Agreement, as amended by the Prior Addendums thereto, as follows:

     1. Defined Terms. Each term used but not defined in this Third Addendum shall have the meaning given in the Agreement.

     2. Amendment. Section 1.8 of the Agreement is hereby amended and restated in its entirety as follows:

     "1.8 Limitations on Subsequent Registration Rights.

          (a) From and after the date of this Agreement, the Company shall not enter into any agreement granting any holder or prospective holder of any securities of the Company registration rights with respect to such securities without the prior written consent of a majority of the Registrable Securities then outstanding (on a Common Stock equivalent basis) unless (1) such new registration rights, including standoff obligations, are on a PARI PASSU basis with those rights of the Holders hereunder, or (2) such new registration rights, including standoff obligations, are subordinate to the registration rights granted the Holders hereunder, provided that the inclusion of such holder's securities shall not reduce the amount

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of Registrable Securities which are included in any registration for which the
Holders hold registration rights pursuant to this Agreement.

          (b) Notwithstanding the foregoing, the Company is hereby authorized to enter into that certain Registration Rights Agreement dated May 6, 2002 (the "DoubleClick Registration Rights Agreement"), by and between the Company and DoubleClick Inc., a Delaware corporation ("DoubleClick"), and, provided further, that without the written consent of DoubleClick (on the one hand) and the holders of a majority of the outstanding shares of Registrable Securities (on the other hand), no Registrable Securities shall be eligible for registration under any registration statement filed by the Company in fulfillment of its obligations under such DoubleClick Registration Rights Agreement.

          (c) Notwithstanding the foregoing, the Company is hereby authorized to enter into that certain Registration Rights Agreement dated August 5, 2002 (the "NetValue Registration Rights Agreement"), by and between the Company and certain shareholders of NetValue, S.A., a French company (the "NetValue Shareholders"), and, provided further, that without the written consent of holders of a majority of the shares of the Company's common stock then held by the NetValue Shareholders (on the one hand) and the holders of a majority of the outstanding shares of Registrable Securities (on the other hand), no Registrable Securities shall be eligible for registration under any registration statement filed by the Company in fulfillment of its obligations under such NetValue Registration Rights Agreement."

     3. Full Force. Except as expressly set forth above, the Agreement shall remain in full force and effect as written.

This Third Addendum of the Agreement has been executed in duplicate by the authorized representatives of the parties.

NETRATINGS, INC.                          NIELSEN MEDIA RESEARCH, INC.

By: /s/ Jason L. Gray                     By: /s/ David A. Schwartz-Leeper
    ----------------------------------        ----------------------------------

Name: Jason L. Gray                       Name: David A. Schwartz-Leeper
      --------------------------------          --------------------------------

Title: General Counsel                    Title: Senior Vice President,
       -------------------------------           General Counsel
                                                 -------------------------------

ACNIELSEN, INC.

By: /s/ Michael E. Elias
    ----------------------------------

Name: Michael E. Elias
      --------------------------------

Title: Vice President
       -------------------------------


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                                    EXHIBIT A
                                    ---------

      Registration Rights Agreement By and Between the Company and Certain
                         Shareholders of NetValue, S.A.